Exhibit 99.1

Contacts:

Kimberly Kraemer Sr. Director, Corporate Communications & Investor Relations Tercica, Inc. 650-624-4949 kimberly.kraemer@tercica.com

Tercica Reports Third Quarter Financial Results

South San Francisco, CA – November 10, 2004 – Tercica, Inc. (Nasdaq: TRCA) announced today the results of operations for the quarter and nine-months ended September 30, 2004. The net loss was $10.7 million for the third quarter of 2004 compared to a net loss of $8.8 million for the same period in 2003. Basic and diluted net loss per share allocable to common stockholders were $0.45 in the third quarter of 2004 compared to $28.63 for the same period in 2003.

The net loss per share allocable to common stockholders for the third quarter of 2003 included a $44.2 million non-cash deemed dividend related to beneficial conversion of convertible preferred stock. Shares used to compute basic and diluted net loss per share allocable to common stockholders were 24.0 million for the third quarter of 2004 and 1.8 million for the same period in 2003.

Research and development expenses for the third quarter were $7.4 million compared to $5.7 million for the same period in 2003. The increase was driven primarily by activities associated with the preparations for the anticipated NDA filing in Severe Primary IGFD and for the Phase IIIb clinical trial initiation in Primary IGFD.

Selling, general and administrative expenses for the quarter were $3.5 million compared to $1.5 million for the same period in 2003. The results reflect increased corporate infrastructure required to support the Company’s growth and public company status, as well as pre-launch preparations for rhIGF-1.

At September 30, 2004, the Company held cash, cash equivalents and short-term investments of $60.3 million.

Financial Outlook

The Company continues to expect the full-year 2004 net loss to be between $39 million and $41 million, including amortization of deferred stock compensation and other non-cash charges of approximately $4 million. Cash used for operating activities are expected to be between $35 million and $37 million for the full year.

Recent Highlights

•	Tercica initiated a 160-subject broad-scale Phase IIIb label expansion clinical study to evaluate the safety and efficacy of rhIGF-1 in children with short stature caused by Primary IGFD. These patients will have less severe disease than the patients in Tercica’s Phase III studies reported in June 2004.

•	Tercica reported the results of an analysis of the relative prevalence of Primary IGFD. The analysis is based on data from more than 6,000 children referred to 197 pediatric endocrine centers in the United States for the evaluation of the hormonal basis of their short stature. The study found that Primary IGFD was 1.5 times more common than growth hormone deficiency in children with short stature. This relative prevalence suggests that approximately 30,000 evaluated children in the United States have short stature due to Primary IGFD.

•	Tercica completed and reported the results of a pharmacokinetic study that may provide the scientific rationale for testing a once-daily dosing regimen in patients with Primary IGFD.

•	Tercica’s Board of Directors elected David L. Mahoney as a Director.

About IGF-1 and Primary IGFD

Insulin-like Growth Factor-1 (IGF-1) is the principal hormone necessary for statural growth. Primary IGFD is diagnosed in children who have normal or elevated secretion of endogenous growth hormone and whose height and serum IGF-1 levels are more than two standard deviations below normal. A subset of these children, whose height and serum IGF-1 levels are more than three standard deviations below normal, are diagnosed with Severe Primary IGFD.

About Tercica

Tercica, Inc. is a biopharmaceutical company focused on the development and commercialization of rhIGF-1 for the treatment of short stature, diabetes and other endocrine system disorders. For further information on Tercica and Primary IGFD, please visit www.tercica.com.

Conference Call and Webcast Information

John A. Scarlett, M.D., the Company’s President and Chief Executive Officer and other members of Tercica’s senior management team will review third quarter results and anticipated milestones via conference call and webcast on Wednesday, November 10, 2004 at 4:30 p.m. Eastern Standard Time. To access the live teleconference, dial 888-324-6856 (U.S.) or 712-257-2114 (international), reference the pass code “Tercica”. To access the webcast, please log on to the Company’s website at www.tercica.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. A replay of the webcast and teleconference will be available approximately three hours after the call for seven business days. To access the replay, please call 866-497-7587 (U.S.) or 203-369-1785 (international).

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements, including without limitation the statements regarding: (i) filing an NDA with the FDA for the use of the company’s rhIGF-1 in Severe Primary IGFD; (ii) that the Company expects the full-year 2004 net loss to be between $39 million and $41 million, including amortization of deferred stock compensation and other non-cash charges of approximately $4 million; and cash used for operating activities to be between $35 million and $37 million for the full year; (iii) there are approximately 30,000 evaluated children in the United States with Primary IGFD; and (iv) a pharmacokinetic study may provide the scientific rationale for a once-daily dosing regimen. These forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those stated. The above forward-looking statements are subject to those risks and uncertainties disclosed from time to time in reports filed by Tercica with the SEC, most recently Tercica’s Form 10-Q for the quarterly period ended June 30, 2004, and the following risks and uncertainties regarding: (1) with respect to (i) above, a delay may occur because of the (a) uncertain, lengthy and expensive clinical development and regulatory process, (b) delays in validating the Genentech rhIGF-1 manufacturing process at Tercica’s contract manufacturers and (c) delays in establishing that Tercica’s rhIGF-1 is comparable to that produced by Genentech; (2) with respect to (ii) above, costs may be greater than expected for: (a) preparation of the NDA, (b) clinical trials, (c) manufacturing for clinical trials and for validation and comparability and (d) new personnel; (3) with respect to (iii) above, the results of the study or Tercica’s interpretation of and extrapolation from the study may not accurately reflect the number of children with Primary IGFD; and (4) with respect to (iv) above, clinical trials may invalidate the scientific rationale for once-daily dosing. We assume no obligation and do not intend to update these forward-looking statements.

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Statements of Operations
Costs and expenses:
Research and development*	$7,442	$5,745	$20,272	$11,898
Selling, general and administrative*	3,503	1,483	8,757	3,149
Acquired in-process research and development	—	1,670	1,417	1,670

Total costs and expenses	(10,945)	(8,898)	(30,446)	(16,717)
Interest and other income, net	268	123	633	200

Net loss	(10,677)	(8,775)	(29,813)	(16,517)
Deemed dividend related to beneficial conversion of convertible preferred stock	—	(44,153)	—	(44,153)

Net loss allocable to common stockholders	$(10,677)	$(52,928)	$(29,813)	$(60,670)

Basic and diluted net loss per share allocable to common stockholders	$(0.45)	$(28.63)	$(1.68)	$(34.72)

Shares used to compute basic and diluted net loss per share allocable to common stockholders	23,951,624	1,848,752	17,702,650	1,747,461

* Includes non-cash stock-based compensation as follows:
Research and development	$344	$277	$1,095	$476
Selling, general and administrative	338	97	1,076	99

Total	$682	$374	$2,171	$575

	September 30, 2004	December 31, 2003
		(1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$60,274	$37,313
Total assets	64,139	42,484
Total liabilities	6,144	7,045
Convertible preferred stock	—	68,637
Total stockholders’ equity (deficit)	57,995	(33,198)

(1)	Derived from the audited financial statements for the year ended December 31, 2003 included in the Company’s Form S-1.

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